Issuer Free Writing Prospectuses

Filed pursuant to Rule 433

Free Writing Prospectus dated October 23, 2014

Registration Statement No. File No. 333-197680

Graphic Packaging International, Inc.

Pricing Term Sheet – October 23, 2014

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated October 23, 2014, filed as part of Registration Statement No. 333-197680

Issuer:	Graphic Packaging International, Inc. (the “Issuer”)

Principal Amount:	$250,000,000

Title of Securities:	4.875% Senior Notes due 2022

Final Maturity Date:	November 15, 2022

Issue Price:	100.000%, plus accrued and unpaid interest, if any

Coupon:	4.875%

Yield to Maturity:	4.875%

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2015

Record Dates:	May 1 and November 1

Optional Redemption:	At any time prior to August 15, 2022, the Notes may also be redeemed or purchased, in whole or in part, at the Issuer’s option, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium.

At any time on or after August 15, 2022, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption Upon Certain Equity Offerings:	The Issuer may redeem up to 35% of the aggregate principal amount of the outstanding notes at a redemption price of 104.875% of the principal amount thereof, plus accrued and unpaid interest, prior to November 15, 2017.

Use of Proceeds:	The Issuer will use the net proceeds of this offering, together with cash on hand and/or additional borrowings, to refinance, through a redemption, all $250.0 million aggregate principal amount of its outstanding 7.875% Senior Notes due 2018 at a redemption price equal to 103.938% of the principal amount of the notes redeemed, plus accrued and unpaid interest to, but not including, November 22, 2014, the redemption date, and to pay fees and expenses incurred in connection with this offering and the redemption.

Joint Book-Running Managers and	Name	Principal Amount of Notes
Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$93,750,000
J.P. Morgan Securities LLC	$31,250,000
SunTrust Robinson Humphrey, Inc.	$31,250,000
Citigroup Global Markets Inc.	$18,750,000
Goldman, Sachs & Co.	$12,500,000
Rabo Securities USA, Inc.	$12,500,000
BBVA Securities Inc.	$6,250,000
Regions Securities LLC	$6,250,000
Mitsubishi UFJ Securities (USA), Inc.	$6,250,000
SMBC Nikko Securities America, Inc.	$6,250,000
Fifth Third Securities, Inc.	$6,250,000
TD Securities (USA) LLC	$6,250,000
PNC Capital Markets LLC	$6,250,000
HSBC Securities (USA) Inc.	$6,250,000

$250,000,000

Trade Date:	October 23, 2014

Settlement Date:	November 6, 2014 (T+10). We expect that delivery of the notes will be made to investors on or about November 6, 2014, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

CUSIP and ISIN Numbers:	CUSIP: 38869P AL8 ISIN: US38869PAL85

The information in this communication supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

The Issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling toll free 1-800-294-1322 or by emailing BofA Merrill Lynch at: dg.prospectus_requests@baml.com.